A G R E E M E N T


The undersigned Jose Echenique, owner of the mill tailings at Promontorio in the State of Durango, Mexico, hereby grants exclusive permission to Engineer Ralph
E. Pray and assignees to treat and remove from all of those tailings any contained mineral or metal under the,following provisions:

1. The term of this agreement shall be ten years.

2. Pray shall pay Echenique a royalty of five percent (5%) of all gross revenue derived from the tailings.

3. Echenique  shall  retain  ownership  in  all  land  and   presently  existing
improvements thereon, the use of which shall be fully available to Pray during the term of this agreement.

4. Pray shall retain at all times full and complete ownership of all machinery, equipment and supplies obtained by Pray for use on the project.

5. Pray shall assume responsibility for all aspects of land, road and forest use during operations.

6. Echenique shall be notified when operations begin and when they cease.

7. All processing, production, transportation and sales records shall be available for inspection by Echenique at any time.



    Jose A. Echenique                                  Ralph E. Pray
    -----------------------------                      -------------------------
/s/ Jose A. Echenique        date                  /s/ Ralph E. Pray        date
    address                                            address
    Comfort 151 Sur                                    805 S. Shamrock
    Toddeiond Casa                                     Monrovia, CA 91016
    27000 Mexico

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PROMONTORIO

The material behind the Promontorio dam, built in 1890, was washed in behind the dam by repeated rainfall across upstream Promontorio silver cyanide mill tailings. This fill material reaches within a foot or so of the stone structure top, and is regarded by Mexican government officials as sand and gravel. Alluvial sand and gravel for construction is officially valued at 1,930 pesos per cubic meter. The dam is estimated by Mexican officials to contain 30,000 cubic meters of sand and gravel.

Pepe has an approved application to purchase the sand and gravel, which contains all of my estimated 150,000 tons of the old silver tailings. The price is $0.34 (U.S) per ton. This amounts to $0.14. (U.S.) per ton with 150,000 tons used. Payment for the material can be, made in three installments of $6,700 each, but should be completed prior to any major activity on the property, such as road building or equipment delivery.

Upon completion of the pilot plant work, which will result in obtaining the proper scale-up tank sizes, an application to permit construction of a small process plant will be submitted to the Durango State office of the Direccion General de Minas. The plant products and effluent will be described in an application for approval before the newly formed Secretaria de Ecology. A lease will be obtained on a five acre parcel upon which to set the plant. This lease will issue from the local resident woodcutters and cattle owners, all of whom live primitive lives but who look upon nearby land use as part of their business. An affidavit of this lease will be filed with the proper Department of Agriculture office.

Water sources exist in nearby deep mines, drainages and springs. However, it appears now that an independent water source on held ground is necessary to assure an uninterrupted supply.

                                                                  DR. RALPH PRAY

PROMONTORIO

The silver mines of Durango, Mexico began production under Spanish rule 450 years ago. The Promontorio mines, in the District of El Oro, produced silver during these historic years, until the nationalization of American and British companies by President Cardenas in 1938. During the productive years, in 1890, a dam was constructed across the major drainage below the mines and villages of Promontorio. This dam, made of hand-hewn rock blocks, still stands intact, some 108 feet high and 200 feet wide. During the almost 50 years of operation prior to 1938, sand tailings from the ore processing facilities near the mines collected in an area on the edge of the major drainage pattern. Since that time, fifty years of sporadic cloudbursts have transported the Promontorio sand tailings downhill to the dam, where they now completely fill the volume behind the giant wall.

In 1964 the Sol Naciente Mining Company, owned by Sr. Alfonso Burciaga, examined the tailings under the supervision of Engineer Carlos Poulliott. Ownership passed to Engineer Carlos Echenique shortly thereafter. in 1980 an agreement was made between Echenique and Maguinara El Gorrion, S.A. (The Sparrow Machinery) financed and operated by Guy Sparrow, lately of the NBA New York Knickerbocker basketball team. Sparrow brought dozens of Promontorio tailings samples to Mineral Research Laboratory for assay. His personal investment of $182,000, during the period that silver was about $12 per ounce, was not a sufficient amount to permit installation and start-up. Sparrow relinquished his lease, and Echenique left the concession to his surviving widow and son, Jose Echenique, with whom the undersigned has a ten-year lease paying five percent royalty.

The tailing tonnage has been estimated to be:
     Echenique         150,000 to 300,000 tons
     Sparrow           over 200,000 tons
     Pray              175,000 tons

The silver value of the material behind the dam is reported to be:
     Echenique                 7 oz/ton
     Sparrow samples          10 oz/ton
     Pray samples              8 oz/ton

Many attempts have been made to extract the silver from these tailings. Re-treatment by cyanide yields a very low silver recovery. The widespread presence of manganese dioxide, as the mineral psilomelane, in the tailings and in the vein rock of the region, points to the reason for refractory behavior. A portion of the silver resides within the manganese mineral structure and, since this mineral is unaffected by cyanide, the silver within is protected from attack. The obvious approach is to dissolve the manganese then go after the silver, and that is precisely the practise utilized in conventional ore treatment. in this case, the process works admirably.